Exhibit 10.16

AGREEMENT AND RELEASE

        This Agreement and Release (Agreement) is dated as of October 21, 2003 (Today), and is between Donald M. Levinson, (you), and CIGNA Corporation, a Delaware corporation (the Company).

        You and the Company intend to be legally bound by the Agreement, and are entering into it in reliance on the promises made to each other in the Agreement. Under the Agreement, your employment will end, and you and the Company agree to settle all issues concerning your employment and termination of employment. The Company will pay you certain benefits described in this agreement and release certain claims against you. In turn, you are releasing certain legal claims against the Company.

        1.        Your Retirement Date. Your employment with the Company will end on December 31, 2003 (the Retirement Date).

        2.        Your Promises to the Company.

a.	Terms used in paragraph 2 are defined as follows:

(1)	“CIGNA” means the Company and any subsidiaries and/or affiliates of the Company.

(2)	“Confidential Information” means any knowledge, information or materials relating to the Company or the Division about their products, services, know-how, customers, business plans, or financial, marketing, pricing, compensation and other proprietary matters, whether or not subject to trademark, copyright, trade secret or other protection, that you obtained during the course of your employment with the Company.

(3)	“Division” means the CIGNA Human Resources & Services Division.

b.	You agree that, other than in the good faith performance of your services to CIGNA before the Retirement Date, you will not disclose any Confidential Information to anyone other than CIGNA employees or use any Confidential Information for your benefit or the benefit of any other person, firm, operation or entity unrelated to CIGNA except to the extent disclosure is or may be required (1) by a statute, by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with actual or apparent jurisdiction to order you to divulge, disclose or make accessible such information; (2) in connection with any litigation, mediation or arbitration involving this Agreement, including enforcement of this Agreement; or (3) with respect to any cooperation provided by you pursuant to paragraph 2.g. After an item of Confidential Information has become public knowledge or known generally in the industry, you shall have no further obligation under this paragraph 2.b regarding that information so long as you were in no manner responsible, directly or indirectly, for permitting the information to become public knowledge or known within the industry without CIGNA’s consent.

c.	Until December 31, 2005, you will not, within any part of the United States or any other country where CIGNA currently conducts business:

(1)	engage directly or indirectly, in any capacity (including, but not limited to owner, sole proprietor, partner, shareholder (unless your holding is for investment purposes only and is limited to less than 1% of the total combined voting power of all shares), employee, agent, consultant, officer or director) in any business that competes with the Company without prior written consent of the Chief Executive Officer of CIGNA Corporation, which consent shall not be unreasonably withheld, or

(2)	solicit in any manner:

(a) any CIGNA employees, either to terminate employment with CIGNA or to become employed, as an employee or independent contractor, by you or by any business that you may become employed by, or affiliated in any way with, after leaving CIGNA; or

(b) Any of CIGNA’s customers (that you know or have reason to know are CIGNA customers as of the Retirement Date) to (a) terminate or reduce any business arrangements in effect with CIGNA on your Retirement Date or (b) to enter into any new business arrangements with you or any business that employs or becomes affiliated with you after you leave CIGNA, if such new business arrangements would adversely affect in any way any business arrangements with any CIGNA customer that CIGNA either has Today or has been planning during the three-month period ending Today.

The Company agrees that it shall not be a violation of paragraph 2.c(2) if: (a) you provide a personal reference for any CIGNA employee setting forth your personal views about the employee, provided you make it clear in any such reference that you are not speaking for CIGNA; or (b) an entity that employs or becomes affiliated with you hires a CIGNA employee, provided you are not involved in hiring the employee or identifying the employee as a potential recruit and you do not assist in recruiting the employee for the entity.

The Company agrees that it shall not be a violation of paragraph 2.c merely because an entity that employs or becomes affiliated with you (x) has a pre-

existing relationship with a CIGNA customer or (y) responds to a solicitation for a proposal from a CIGNA customer, so long as you are not significantly involved in the development or delivery of the proposal.

d.	You agree that the duration, area and scope of activities restricted under paragraphs 2.b and 2.c are reasonable and necessary to protect the Company’s legitimate business interests and that, if any court or arbitrator determines that paragraphs 2.b or 2.c or any part of them is unenforceable because of the duration, area or scope of activities restricted, then the court or arbitrator shall have the power to reduce the duration, area or scope to the maximum allowed by applicable law and, in its reduced form, the provision shall then be enforced and you will abide by the provision as altered.

e.	From your Retirement Date until December 31, 2004, you agree that:

1)	You will be subject to the same CIGNA stock trading window periods that apply to senior CIGNA officers;

2)	You will continue to clear all trades involving CIGNA Corporation stock with the Corporate Secretary; and

3)	During any one window period, you will not sell more than 25% of the combined number of shares of CIGNA Corporation common stock that (1) you own on your Retirement Date and (2) are issued to you within 30 days after your Retirement Date.

From and after your Retirement Date, you agree not to sell more than 15,000 shares of CIGNA Corporation common stock during any one day.

f.	(1)	You shall be entitled to indemnification by the Company (and, if applicable, any other Company affiliate) to the fullest extent permitted or authorized by its (or their) by-laws against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred or sustained by you, in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which you may be made a party (or are threatened to be made a party) (each a Proceeding), by reason of your having been an officer, employee or director of the Company or an officer, employee or director of any other Company affiliate (including service at the request of or on behalf of CIGNA as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, including service with respect to employee benefit plans), whether or not the basis of such Proceeding is your alleged action in an official capacity while serving in such capacities, and such indemnification shall continue as to you even though you have ceased to be an officer, member, employee, consultant or agent of CIGNA or any other entity and shall inure to the benefit of your heirs, executors and administrators.

(2)	The Company or applicable affiliate shall advance to you all reasonable costs and expenses that you incur in connection with any Proceeding as provided under the by-laws of the Company or applicable affiliate after receipt by the Company of a written request for such advance that includes an undertaking by you to repay the amount of such advance if it shall ultimately be determined that you are not entitled to be indemnified against such costs and expenses. The amount of such obligation to repay shall be limited to the after-tax amount of any such advance except to the extent you are able to offset such taxes incurred on the advance by the tax benefit, if any, attributable to a deduction for repayment.

(3)	Neither the failure of the Company or any Company affiliate (including their respective boards of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by you under paragraph 2.f(1) above that indemnification of you is proper because you have met the applicable standard of conduct, nor a determination by the Company or any Company affiliate (including their respective boards of directors, independent legal counsel or stockholders) that you have not met such applicable standard of conduct, shall create a presumption or inference that you have not met the applicable standard of conduct.

(4)	Nothing in this paragraph 2.f shall be construed as reducing or waiving any right to indemnification, or advancement of expenses, you would otherwise have under the by-laws of the Company or any affiliate or any rights you may have under any directors’ and officers’ liability policies maintained by the Company or any affiliates.

g.	You agree to make yourself reasonably available to the Company in connection with any legal proceedings relating to CIGNA in which you may have knowledge of potentially relevant facts because of your employment with the Company, and the Company agrees to accommodate reasonably your other personal and business commitments. The Company shall reimburse you for all reasonable expenses that you incur (including the costs of travel and meals) in connection with your making yourself available to it or its counsel to provide information or to testify. For the first ten days (not necessarily consecutive, and including partial days) that you spend in so providing information or testifying, you shall not be compensated for such time. Thereafter, the Company shall pay you $750.00 for each day (or part of a day) as compensation for your time in providing information or testifying.

h.	Prior to your Retirement Date, you will return to CIGNA any CIGNA property that you now have (for example: identification card, access card, office keys, company manuals, office equipment, records and files); provided, however, you will not be required to return rolodexes, personal cell phone, personal diaries (including your portable personal computer), or correspondence and other items of a personal nature. If those personal items are responsive to instructions you have received to retain documents in connection with legal proceedings and an SEC inquiry, you must continue to retain them after your termination. If CIGNA property that you have includes information that you reasonably believe you may need for tax purposes and copies of plans, programs and agreements relating to your employment and termination of employment, you may make and retain copies before returning the information to CIGNA.

3.	Your Retirement Arrangements.

a.	From Today until your Retirement Date, the Company will continue to pay you a salary at your current regular salary rate and you and your eligible dependents may continue to participate in the Company’s employee benefits programs in accordance with the terms of those programs. During this period, you agree to remain available for internal consulting and advice to the CEO and other division heads.

b.	You agree that you will not be covered by the CIGNA Short-Term Disability Plan or CIGNA Long-Term Disability Plan after Today.

c.	You will receive no further time off benefits for 2003.

d.	If you die before the Company pays you all amounts due under paragraph 3 of the Agreement, the remaining amounts (except for those described in paragraphs 3.e and f) will be paid to your surviving spouse in a lump sum within 90 calendar days after the date of your death. The amounts described in paragraphs 3.e and f will be paid to your surviving spouse at the same times the payments would have been made to you, as described in paragraphs 3.e and f. If you have no surviving spouse, the payment will be made to your estate. If you die before December 31, 2003, the date you die will automatically be your new Retirement Date (but the above lump sum payment shall be calculated as if you had remained employed until December 31, 2003).

e.	In March 2004 (or if earlier, when bonuses for 2003 are paid to CIGNA senior executives), the Company will pay you a cash bonus for service performed in 2003 in an amount equal to your bonus target multiplied by the CIGNA corporate staff bonus rating for 2003.

f.	In May 2004, May 2005 and May 2006 (or such earlier time as provided below), the Company will pay you for one hundred percent of your previously-awarded Strategic Performance Units. Notwithstanding anything to the contrary in paragraphs 10.5(d) or 10.7 of the CIGNA Long-Term Incentive Plan (Incentive Plan) as in effect Today, the payments will be in cash, in amounts that are in accordance with the formula under the Strategic Performance Unit provisions of the Incentive Plan and that are based on the same Unit values that apply to other senior executives (taking into account any changes in the method of valuing these awards) and shall include any supplemental or additional payments made to any active senior executive of the Company. If a Change of Control (as defined in the Incentive Plan) occurs prior to the payment of all of these awards, all unpaid units will be paid within 30 days following the Change of Control in accordance with the provisions of paragraph 10.6(d)(1)-(3) of the CIGNA Long-Term Incentive Plan as approved by shareholders in April, 2000. No changes to the terms of these awards will be made without your advance approval.

g.	Any amounts you may have earned under the CIGNA Pension, Supplemental Pension, CIGNA Deferred Compensation, Medical, Life Insurance and 401(k) Plans will be paid to you under the provisions of those plans except as modified under contractual arrangements which have been previously disclosed in public filings. Notwithstanding any previous agreements, years of credited service beyond 30 years will be determined using the same “hours of service method” used in the CIGNA Pension Plan.

h.	Any options on Company stock that you now hold will vest under the terms of your applicable grant letters and will expire on the original expiration dates specified in your applicable grant letters. During the remaining term of these options, you shall be able to participate in any future program the Company adopts for senior executive officers that replaces, or reduces the exercise prices (reprices) of, stock options that have exercise prices above the then-prevailing market price. Your participation in the program shall be on the same terms and conditions that apply to those senior executive officers and shall apply only to comparable options. “Comparable options” are options that you then still hold and that the Company granted to you (by original grant or replacement grant) in the same year(s) that the Company granted the options being replaced or repriced to the senior executives participating in the program.

i.	The Company will provide you with:

(1)	Executive Financial Services through year-end 2008;

(2)	Reimbursement for reasonable tax preparation fees incurred for income tax returns for income through year-end 2008;

j.	With respect to any shares of restricted CIGNA Corporation stock that you hold on your Retirement Date (RSGs), the Company will, within 30 days after your Retirement Date, make a lump sum cash payment to you equal to (a) one hundred percent of the number of RSGs that you forfeit on your Retirement Date multiplied by (b) the average closing price of a share of CIGNA Corporation stock on the 10 trading days ending on your Retirement Date.

k.	You will receive no other money from the Company except as provided in this Agreement.

4.	Release of Claims.

a.	You and the Company each agree not to file (or ask or allow anyone else to file) any charge, complaint, claim or lawsuit of any kind in connection with any claim released by this Agreement against any Released Person. However, the preceding sentence does not apply to any claim you might file alleging that your waiver of claims under the Age Discrimination in Employment Act of 1967 (ADEA) was not knowing and voluntary.

b.	You acknowledge full and complete satisfaction of, and release and discharge all Released Persons from, any Claims.

c.	The Company acknowledges full and complete satisfaction of, and releases and discharges all Released Persons from, any Claims.

d.	You are giving this release for yourself as well as for your executors, administrators, heirs and assigns.

e.	The Company is giving this release for the Company, together with its successors, subsidiaries and affiliates (Company Affiliated Parties) and all of their directors, officers, agents and employees (but as to any such director, officer, agent or employee only in connection with, or in relationship to, his or its capacity as a director, officer, agent or employee of any Company Affiliated Party and not in connection with, or in relationship to, his or its personal capacity unrelated to any Company Affiliated Party).

f.	“Released Persons” for your release of Claims are the Company Affiliated Parties and all of their directors, officers, agents and employees (as limited by paragraph 4.e). “Released Persons” for the release of Claims against you by the Company (and other persons described in paragraph 4.e) are you, your dependents, heirs, agents, assigns and estate.

g.	With respect to Claims you are releasing, “Claims” are any and all claims, demands and causes of action of whatever kind, including any claims for attorneys fees, that you now have, or at any time had, against any Released Persons, but only to the extent they arise out of or relate in any way to your employment or termination of employment with the Company and its affiliates. With respect to Claims the Company and Company Affiliated Parties are releasing, “Claims” are any and all claims, demands and causes of action of whatever kind, including any claims for attorneys fees, that the Company or any other Company Affiliated Party now has, or at any time had, against you, but only to the extent they arise out of or relate in any way to your employment or termination of employment with the Company and its affiliates. “Claims” includes things you or the Company may not even know about or suspect as well as any claims you may have under ADEA.

h.	“Claims” does not include (and you and the Company are not releasing):

(1)	any claims for promises you and the Company are making to each other under this Agreement and any claims that arise after Today,

(2)	any claims for benefits under any retirement savings or other employee benefit programs under which you will receive benefits after your Retirement Date (however, the Release does include any claims for benefits under any severance pay plan or arrangement, any pension plan and any other plans or programs referenced in this Agreement, to the extent such claims are inconsistent with this Agreement),

(3)	any claims covered by workers compensation laws,

(4)	any rights you have to indemnification under the Company’s (and, if applicable, any Company affiliate’s) by-laws, directors and officers liability insurance or this Agreement or any rights you may have to obtain contribution as permitted by law in the event of entry of judgment against you as a result of any act or failure to act for which you and any Company Affiliated Party are jointly liable, and

(5)	any claims that you did not knowingly and voluntarily waive your rights under ADEA.

        5.       No Mitigation, No Offset. You shall have no duty to seek other employment and there shall be no offset against amounts due under this Agreement on account of any remuneration you may receive attributable to any subsequent employment or self-employment.

        6.       Anti-disparagement. You agree not to knowingly make any statement to a customer of CIGNA or any public statement, whether oral or written, that would disparage CIGNA or any of its senior officers or directors. The Company agrees that it (and its affiliates) shall not, and it shall cause each CIGNA senior officer or director not to, knowingly make any public statement, whether oral or written, that disparages you. It shall not, however, be a violation of this paragraph 6 for any person: (a) to make truthful statements (i) when required to do so by a court of law, by any governmental agency having supervisory authority over CIGNA’s business or by any administrative or legislative body (including a committee thereof) with actual or apparent jurisdiction to order such person to divulge, disclose or make accessible such information or (ii) to the extent necessary with respect to any litigation, arbitration or mediation involving this Agreement, including but not limited to, enforcement of this Agreement; or (b) from responding publicly to incorrect or disparaging public statements to the extent reasonably necessary to correct or refute such public statement.

        7.       No Admission of Wrongdoing. Just because the Company is entering into this Agreement and paying you money, the Company is not admitting that it (or any Released Person) has done anything wrong or violated any law, rule, order, policy, procedure, or contract, express or implied, or otherwise incurred any liability. Similarly, by entering into this Agreement, you are not admitting that you have done anything wrong or violated any law, rule, order, policy, procedure, or contract, express or implied, or otherwise incurred any liability.

        8.       Applicable Law. This Agreement is being made in Pennsylvania. It will be interpreted, enforced and governed under the laws of Pennsylvania (without reference to the principles of conflicts of law), but your eligibility for, or the amount of any, employee benefits shall be subject to the terms of the benefit plans and the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

        9.       Arbitration. Without in any way affecting the releases in paragraph 4, any and all disagreements, disputes or claims listed below will be resolved exclusively by arbitration in the Philadelphia, Pennsylvania area. Arbitration will be conducted in accordance with the Employment Dispute Resolution Rules of the American Arbitration

Association, as modified by Company. Copies of the Arbitration Policy and Rules and Procedures have been provided to you. A legal judgment based upon the Arbitrator’s award may be entered in any court having jurisdiction over the matter. Each party shall be liable for its own costs and expenses (including attorneys’ fees). You and the Company agree to arbitrate anything:

a.	related in any way to this Agreement, including its validity, and how it is interpreted or implemented, and the validity of your ADEA waiver; or

b.	that involves your employment with Company or the termination of that employment, including any disputes arising under local, state or federal statutes or common law (if for any reason your release and waiver under paragraph 4 is found to be unenforceable or inapplicable).

        10.       Final and Entire Agreement. This Agreement is intended to be the complete, entire and final agreement between you and the Company. It fully replaces all earlier agreements or understandings; however, it does not replace the terms of any employee benefit plan or terms included in any stock option or restricted stock grant; provided that the covenants and provisions in paragraphs 2, 6 and 9 above supercede in their entirety any similar provisions in any employee benefit plan. Neither you nor the Company has relied upon any other statement, agreement or contract, written or oral, in deciding to enter into this Agreement. Any amendment to this Agreement must be in writing and signed by both you and the Company. Any waiver by any person of any provision of this Agreement shall be effective only if in writing, specifically referring to the provision being waived and signed by the person against whom enforcement of the waiver is being sought. No waiver of any provision of this Agreement shall be effective as to any other provision of this Agreement except to the extent specifically provided in an effective written waiver. If any provision or portion this Agreement is determined to be invalid or unenforceable in a legal forum with competent jurisdiction to so determine, the remaining provisions or portions of this Agreement shall remain in full force and effect to the fullest extent permitted by law and the invalid or unenforceable provisions or portions shall be deemed to be reformed so as to give maximum legal effect to the agreements of the parties contained herein.

        11.       Your Understanding. By signing this Agreement, you admit and agree that:

a.	You have read this Agreement.

b.	You understand it is legally binding, and you were advised to review it with a lawyer of your choice.

c.	You have had (or had the opportunity to take) at least 21 calendar days to discuss it with a lawyer of your choice before signing it and, if you sign it before the end of that period, you do so of your own free will and with the full knowledge that you could have taken the full period.

d.	You realize and understand that the release covers certain claims, demands, and causes of action against the Company and any Released Persons relating to your employment or termination of employment, including those under ADEA, whether or not you know or suspect them to exist at the present time (but the release does not apply to claims described in paragraph 4.h).

e.	You understand the terms of this Agreement and that it is not part of an exit incentive or other employment termination program being offered to a group or class of employees.

f.	You are signing this Agreement voluntarily and with the full understanding of its consequences, and you have not been forced or coerced in any way.

        12.       Revoking the Agreement. You have seven calendar days from the date you sign this Agreement to revoke and cancel it. To do that, a clear, written cancellation letter, signed by you, must be received by Kenneth Bottoms, CIGNA Corporation, 1650 Market Street OL54H, Philadelphia, PA, 19192 before 5:00 p.m. Eastern Time on the seventh calendar day following the date you sign this Agreement. The Agreement will have no force and effect until the end of that seventh day; provided that, during such seven-day period, the Company shall not be able to revoke this Agreement or cancel it.

        13.       If Legal Action Is Started by You. You understand and agree that Company’s main reason for entering into this Agreement is to avoid lawsuits and other litigation. Therefore, if any legal action covered by paragraph 4 or 9 (other than arbitration of a dispute described in paragraph 9.a or b or claims related to whether your release of ADEA claims was knowing and voluntary) is started by you (or by someone else on your behalf) against any Company Released Person with respect to any Claim released by you under paragraph 4, you agree to withdraw such proceeding or claim with prejudice (or, in the case of any legal action filed on your behalf, you agree to withdraw from such proceeding or claim).

If you fail to withdraw such proceeding or claim (or, in the case of any legal action filed on your behalf, you fail to withdraw from such proceeding or claim) within 30 days of receipt of written notice from the Company requesting that you withdraw such proceeding or claim, then in addition to any other equitable or legal relief that the Company may be entitled to:

a.	The Company may withhold or retain all or any portion of the amounts due hereunder until such proceeding or claim is withdrawn by you;

b.	You agree to pay back to the Company within 60 days after receipt of written notice from the Company all the money you receive under paragraph 3 (except sub-paragraph 3.g); and

c.	You agree to pay the Company the reasonable costs and attorneys’ fees it incurs in defending such action.

You represent that as of Today you have not assigned to any other party, and agree not to assign, any claim released by you under this Agreement. (If you claim that your release of ADEA claims was not knowing and voluntary, the Company reserves its right to recover from you its attorneys’ fees and/or costs in defending that claim, at the conclusion of that action.)

Upon a finding by a court of competent jurisdiction or arbitrator that a release or waiver of claims provided for by paragraph 4 above is illegal, void or unenforceable, the Company or you, as the case may be, may require the other party to execute promptly a release that is legal and enforceable and does not extend to Claims not released under paragraph 4. If you fail to execute such a release within a reasonable period of time, then this Agreement shall be null and void from Today on, and any money paid to you by the Company after Today under paragraph 3 (except sub-paragraphs 3.g) and not previously returned to the Company, will be treated as an overpayment. You will have to repay that overpayment to the Company with interest, compounded annually at the rate of 6%. However, the repayment provision in this paragraph does not apply to legal actions in which you claim that your release of ADEA claims was not knowing and voluntary.

This paragraph 13 does not apply to any thing of value given to you for which you actually performed services and by law you are entitled to receive.

        14.       Legal Action by the Company. The Company represents that as of Today neither it nor any of its affiliates has assigned to any other party, and agrees not to assign, any claim released by it under this Agreement. In addition, the Company promises that neither it nor any of its affiliates (including CIGNA Corporation) will file a lawsuit or an arbitration claim against you or any other Released Persons asserting any claim released by the Company or any of the Company Released Parties under this Agreement and, to the extent that the Company or any affiliate does commence such a proceeding, the Company agrees that it or its affiliate will withdraw such proceeding with prejudice. If the Company or any affiliate fails to withdraw any proceeding or claim with respect to any claim released under this Agreement within 30 days of receipt of written notice from you requesting that such withdrawal, the Company agrees to pay you the reasonable costs and attorneys’ fees you incur in defending such action.

        15.       Representations. The Company represents and warrants that (a) the execution, delivery and performance of this Agreement has been fully and validly authorized by all necessary corporate action (including, without limitation, by any action required to be taken by the board of directors of the Company or any affiliate, any committee of such board or any committee or designee administering the applicable CIGNA plans, including the Incentive Plan); (b) the officer signing this Agreement on behalf of the Company is duly authorized to do so; (c) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company or any affiliate is a party or by which it is bound; and (d) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

        16.       Notices. Except as provided below, any notice, request or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered to the recipient or (b) provided that a written acknowledgement of receipt is obtained, three days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address specified in this paragraph 16 (or such other address as the recipient shall have specified by ten days’ advance written notice given in accordance with this paragraph 16). Such communication shall be addressed to you as follows (unless such address is changed in accordance with this paragraph 16):

        Donald M. Levinson

and to the Company or CIGNA as follows:

        Kenneth Bottoms
        CIGNA Corporation
        1650 Market Street OL54H
        Philadelphia, PA, 19192

However, CIGNA and you may deliver any notices or other communications related to any employee benefit or compensation plans, programs or arrangements in the same manner that similar communications are delivered to or from other current or former employees, including by electronic transmission and first class mail.

        17.       Successors and Assigns. This Agreement will be binding on and inure to the benefit of the parties and their respective successors, heirs (in your case) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred without your prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of the assets of the Company, provided that the assignee or transferee is the successor to the Company (or in connection with a purchase of Company assets, assumes the liabilities, obligations and duties of the Company under this Agreement), either contractually or as a matter of law. Your rights or obligations under this Agreement may not be assigned or transferred by you, without the Company’s prior written consent, other than your rights to compensation and benefits, which may be transferred only by will or operation of law or pursuant to the terms of the applicable plan, program, grant or agreement of CIGNA or the Company. In the event of your death or a judicial determination of your incompetence, references in this Agreement to you shall be deemed to refer, where appropriate, to your legal representative, or, where appropriate, to your beneficiary or beneficiaries.

        18.        This Agreement is not effective or binding on either party until fully signed by both parties.

        The persons named below have signed this Agreement on the dates shown below:

December 10, 2003	/s/ John M. Murabito
Date	John M. Murabito on behalf of CIGNA Corporation

December 8, 2003	/s/ Donald M. Levinson
Date	Donald M. Levinson